Exhibit 99.1

                          NGP Capital Resources Company
                        Announces Declaration of Dividend


     HOUSTON--(BUSINESS WIRE)--June 16, 2006--NGP Capital Resources Company (NASDAQ:NGPC) today announced that its Board of Directors has declared a quarterly dividend to stockholders in the amount of $0.18 per common share. The dividend will be paid on July 14, 2006 to shareholders of record on June 30, 2006. The ex-dividend date is June 28, 2006. We anticipate that the dividend will be paid from ordinary income for tax purposes. The actual tax characteristics of all dividends will be reported to each shareholder on Form 1099 after the end of the year.

     About NGP Capital Resources Company

     NGP Capital Resources Company is a closed-end investment company that has elected to be treated as a business development company under the Investment Company Act of 1940. The Company's investment portfolio is focused principally on energy related private companies and public companies not traded on a national exchange. From time to time, the Company may also invest in other public companies that are traded on a national exchange. The Company invests primarily in senior secured and mezzanine loans in furtherance of its business plan and may also make equity investments in portfolio companies in connection with such investments. NGP Capital Resources Company is managed by NGP
Investment Advisor, LP, an affiliate of NGP Energy Capital Management. NGP Energy Capital Management, based in Irving, Texas, is a leading investment firm with over $3.6 billion of cumulative capital under management since inception, serving all sectors of the energy industry.
     This press release may contain forward-looking statements. These forward-looking statements are subject to various risks and uncertainties, which could cause actual results and conditions to differ materially from those projected, including the uncertainties associated with the timing of transaction closings, changes in interest rates, availability of transactions, the future operating results of our portfolio companies, changes in regional, national, or international economic conditions and their impact on the industries in which we invest, or changes in the conditions of the industries in which we invest, and other factors enumerated in our filings with the Securities and Exchange Commission.
     We may use words such as "anticipates," "believes," "expects," "intends," "will," "should," "may" and similar expressions to identify forward-looking statements. Undue reliance should not be placed on such forward-looking statements as such statements speak only as of the date on which they are made. We do not undertake to update our forward-looking statements unless required by law.
     Persons considering an investment in NGP Capital Resources Company should consider the investment objectives, risks, and charges and expenses of the company carefully before investing. Such information and other information about the company is available in our annual report on Form 10-K, in our quarterly reports on Form 10-Q and in prospectuses we issue from time to time in connection with our offering of securities. Such materials are filed with the SEC and copies are available on the SEC's website, www.sec.gov. Prospective investors should read such materials carefully before investing.


     CONTACT: NGP Capital Resources Company, Houston
              Steve Gardner, 713-752-0062
              investor_relations@ngpcrc.com